UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2006

AmeriCredit Corp.

(Exact name of registrant as specified in its charter)

Texas	1-10667	75-2291093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Cherry Street, Suite 3900 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (817) 302-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

AmeriCredit Corp. (the “Company”) entered into a Purchase Agreement, dated September 12, 2006, under which it agreed to sell $250 million aggregate principal amount of its 0.75% convertible senior notes due 2011 (the “2011 Notes”) and $250 million aggregate principal amount of its 2.125% convertible senior notes due 2013 (the “2013 Notes,” together with the 2011 Notes, the “Notes”) to the initial purchasers named in the Purchase Agreement (the “Initial Purchasers”), and up to $25 million aggregate principal amount of additional 2011 Notes and up to $25 million aggregate principal amount of additional 2013 Notes to cover over-allotments. On September 15, 2006, the Initial Purchasers notified the company that they are exercising the over-allotment option in full. The net proceeds from the offering, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company, were approximately $488 million, not including any proceeds from the exercise of the over-allotment option.

The closing of the sale of the Notes occurred on September 18, 2006. The Notes and the shares of the Company’s common stock (the “Common Stock”) issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Notes are governed by Indentures, each dated September 18, 2006, between the Company and HSBC Bank USA, as Trustee. The Notes are guaranteed by the same subsidiaries that are guarantors of the Company’s outstanding 1.75% convertible senior notes due 2023.

The Notes will be convertible into cash and shares of the Company’s common stock based on an initial conversion rate, subject to adjustment, of 35.6233 shares per $1,000 principal amount of 2011 Notes (which represents an initial conversion price of approximately $28.07 per share) and of 32.7735 shares per $1,000 principal amount of 2013 Notes (which represents an initial conversion price of approximately $30.51 per share). Conversion is allowed only under the following circumstances: (1) during any fiscal quarter after the fiscal quarter ending December 31, 2006, if the last reported sales price of the Company’s common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is more than 130% of the conversion price of the 2011 Notes or 2013 Notes, as the case may be, on the last day of such preceding fiscal quarter; (2) during the five business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of Notes for each day of that measurement period is less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate of the 2011 Notes or 2013 Notes, as the case may be, on each such date; (3) upon the occurrence of specified corporate transactions; or (4) at any time beginning on July 15, 2011 (in the case of the 2011 Notes) or on July 15, 2013 (in the case of the 2013 Notes) and ending at the close of business on the second business day immediately preceding the relevant maturity date for such Notes. Upon conversion of a Note, a holder will receive cash and shares of the Company’s common stock, if any, based on a daily conversion value, as described in the Indentures, calculated on a proportionate basis for each trading day of the 30 trading day cash settlement averaging period. A holder will receive cash in lieu of any fractional shares of the Company’s common stock.

The 2011 Notes will bear interest at a rate of 0.75% per year on the principal amount of the 2011 Notes, and the 2013 Notes will bear interest at a rate of 2.125% per year on the principal amount of the 2013 Notes, in each case, payable semi-annually in arrears on September 15 and March 15 of each year, beginning on March 15, 2007.

The 2011 Notes will mature on September 15, 2011 and the 2013 Notes will mature on September 15, 2013.

The holders of the Notes may require the Company to purchase all or a portion of their Notes, if certain fundamental changes occur, at a repurchase price in cash equal to 100% of the principal amount of the repurchased Notes, plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, if certain fundamental changes occur, the holders of the Notes who convert their Notes may be entitled to a make whole premium in the form of an increase in the conversion rate.

The Notes and the underlying common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

In connection with the sale of the Notes, the Company entered into a registration rights agreement, dated as of September 18, 2006, with the Initial Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company has agreed to use its best efforts to cause to become effective within 180 days after the closing of the offering of the Notes, a shelf registration statement with respect to the resale of the Notes, the subsidiary guarantees and the shares of Common Stock issuable upon conversion of the Notes. The Company has agreed to use its best efforts to keep the shelf registration statement effective until the earliest of (i) two years from the date the Company files the shelf registration statement, (ii) the date the registrable securities under the Registration Rights Agreement have been sold pursuant to the shelf registration statement, and (iii) the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”). The Company will be required to pay additional interest, subject to some limitations, to the holders of the Notes if it fails to comply with its obligations to register the registrable securities.

In connection with the sale of the Notes, the Company entered into convertible note hedge transactions with respect to its Common Stock (the “Options”) with Deutsche Bank AG acting through its London Branch and JPMorgan Chase Bank, National Association (the “Dealers”). The Options cover, subject to customary anti-dilution adjustments, approximately 17.1 million shares of Common Stock. The Options are expected to reduce the potential dilution upon conversion of the Notes in the event that the market value per share of the Common Stock, as measured under the Options, at the time of exercise is greater than the strike price of the Options, which corresponds to the initial conversion price of the 2011 Notes or the 2013 Notes, as the case may be, and is subject to certain adjustments.

The Company also entered into separate warrant transactions with the Dealers whereby it sold to the Dealers warrants to acquire, subject to anti-dilution adjustments, up to approximately 17.1 million shares of Common Stock (the “Warrants”). Warrants relating to up to approximately 8.9 million shares of Common Stock have a strike price of $35.00 per share and expire in components between October 2011 and November 2011. Warrants relating to up to approximately 8.2 million shares of Common Stock have a strike price of $40.00 per share and expire in components between October 2013 and November 2013.

The Options and Warrants are separate contracts entered into by the Company with the Dealers, are not part of the terms of the Notes and will not affect the holders’ rights under the Notes.

The Warrants and the underlying Common Stock issuable upon exercise of the Warrants have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICREDIT CORP.

Date: September 18, 2006	By:	/S/ CHRIS A. CHOATE
Name: Chris A. Choate Title: Executive Vice President, Chief Financial Officer and Treasurer

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